[EXECUTION COPY]

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (the “Agreement”) is made by and between Loral Space & Communications Inc. (“Loral” or the “Company”) and Harvey B. Rein (“Employee”). This Agreement is made in light of the following facts:

A. The Company terminated Employee’s employment without cause in connection with a Corporate Event (as defined in the Severance Plan referenced in paragraph B below), and Employee’s last day of employment with the Company (including his position as Senior Vice President and Chief Financial Officer and his position as a director and officer of certain of the Company’s subsidiaries and affiliates) was March 15, 2013.

B. Employee is a participant in the Loral Space & Communications Inc. Severance Policy for Corporate Officers (as amended and restated as of August 4, 2011, the “Severance Plan”) and pursuant thereto is entitled to certain benefits upon his termination of employment. Employee and the Company hereby seek to set forth all of the Company’s obligations to Employee pursuant to the Severance Plan and otherwise upon his termination of employment and to obtain a full and final resolution of any and all claims and potential claims of Employee, known and unknown, related to Employee’s employment with the Company and the termination of that employment.

C. Nothing contained in this Agreement, nor the payment of any consideration, shall be taken or construed to be an admission or concession of any kind by the Company that it has been accused of or engaged in any wrongdoing, and the Company expressly denies any liability or wrongdoing in its treatment of Employee.

D. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Severance Plan.

In consideration of the terms and conditions contained herein, the parties agree as follows:

1. Opportunity for Review and Revocation. Employee has forty-five (45) days to review and consider this Agreement, although Employee may sign the Agreement before the 45 days expire. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period (the “Revocation Period”) of seven (7) calendar days following the date of its execution, during which time Employee may revoke Employee’s acceptance of this Agreement by notifying Avi Katz, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. local time on the seventh calendar day following its execution. Provided that the Agreement is executed and Employee does not revoke it within the Revocation Period, on the eighth (8th) day following the date on which this Agreement is executed this Agreement shall become effective (the “Effective Date”). In the event that Employee fails to execute and deliver this Agreement to the Company prior to the 46th day after the date of his termination or Employee revokes this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no further obligations to Employee hereunder or, except where explicitly provided otherwise therein, under the Severance Plan.

2. Termination of Employment; Severance Benefits. Employee’s last day of employment with the Company (including his position as Senior Vice President and Chief Financial Officer and his position as a director and officer of certain of the Company’s subsidiaries and affiliates) was March 15, 2013. Separate and apart from any consideration received under this Agreement, Employee will be paid all wages earned through his termination date, including one hundred twenty one (121) days accrued and unused vacation time ($243,473.41), less any outstanding advances or monies owed to the Company. Pursuant to the terms of the Severance Plan and provided Employee has executed and delivered this Agreement to the Company, and the Revocation Period has expired without Employee’s revocation of this Agreement in whole or in part, Employee will be entitled to receive the following benefits:

(a) Employee will be entitled to receive a severance payment equal to $1,665,477.98, payable in a lump sum as soon as practicable following March 15, 2013, but in no event prior to the end of the Revocation Period provided Employee has not revoked this Agreement in whole or in part. As required under the terms of the Severance Plan, this lump sum payment is being paid in connection with a Corporate Event and is equal to the sum of (x) six calendar months’ Pay (i.e., 50% of Pay) plus (y) two week’s Pay for every Year of Service plus (z) one twelfth (1/12th) of two week’s Pay for every Month of Service in excess of Employee’s Years of Service. Employee’s total Pay as calculated pursuant to the Severance Plan is equal to $931,235.00 representing Employee’s Base Salary, which as of March 15, 2013 is $523,166.00, plus the average annual Management Incentive Bonus (“MIB”) paid to Employee with respect to the last two years, which is $408,069. This lump sum payment is not subject to Mitigation. This lump sum payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2) that is required to be paid on or before the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture and as such shall qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) Employee acknowledges that he has been paid and has received $408,069.00 as his full MIB payment for fiscal 2012 and that he is not entitled to any further MIB payments under the MIB plan, the Severance Plan or otherwise with respect to fiscal 2012. When the MIB determinations are made for fiscal year 2013 (which determinations are in the sole discretion of the Company), if MIB payments are awarded to comparable eligible corporate employees, Employee will be eligible to receive a bonus payment in accordance with the MIB plan. Employee’s target bonus payment (at the 100% payout level) had he been employed for a full year would have been $313,899.60 (representing 60% of Base Salary). Employee’s target bonus with respect to the services actually rendered during fiscal year 2013 is $65,395.75 (representing a target bonus for the full year (at the 100% payout level) pro-rated for two and one-half (2.5) months of employment); provided, however, that any such MIB payment shall be paid to Employee in a lump sum on or before March 15, 2014. Such lump sum is not subject to Mitigation. Such lump sum MIB payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2) that is required to be paid on or before the 15th day of the third month following Employee’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture and as such shall qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A.

(c) Employee shall be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage following Employee’s termination through one of the following two alternatives:

(1) Employee may elect to participate in the Loral Retiree Medical Plan if Employee elects to begin receiving benefits from the Retirement Plan of Loral Space & Communications Inc. (the “Loral Retirement Plan”). Employee shall remain eligible to participate in the Loral Retiree Medical Plan for so long as Employee is covered under other medical insurance coverage (e.g., COBRA continuation or coverage provided by other employment) and has not allowed such medical coverage to lapse at any time. Employee shall make contributions toward the cost of Employee’s medical insurance in accordance with the Loral Retiree Medical Plan. Employee’s contributions will be deducted from Employee’s monthly retirement benefit payment from the Loral Retirement Plan; or

(2) Employee may elect COBRA continuation coverage of medical, prescription, dental and vision insurance for the period from termination through March 31, 2015 (the “Severance Period”) as follows. Employee shall be responsible for payment of the full monthly COBRA premium applicable to such medical, prescription, dental and vision insurance coverage. To the extent Employee elects such COBRA coverage, the Company shall pay to Employee each month during the Severance Period an amount equal to the excess, if any, of the full monthly COBRA premiums for such coverage under the Company’s benefit plans under which such medical, prescription, dental and vision insurance coverage is provided, as in effect from time to time, over the amount of the portion of such premiums Employee would pay if Employee were an active employee (such payments, the “Medical Continuation Payments”), which payments shall be paid in advance on the first payroll day of each month during the Severance Period, commencing with the month immediately following the date of termination; provided, however, if during the Severance Period Employee obtains employment that offers medical, prescription, dental or vision insurance coverage, the Medical Continuation Payments shall end on the earlier of (x) the date Employee becomes an active participant under the new coverage if Employee elects to be covered thereunder and (y) the date Employee declines the new coverage. To the extent that Employee declines any such new coverage, Employee may elect to continue COBRA coverage for the remainder of the COBRA coverage period, if any, but shall not receive Medical Continuation Payments thereafter. After the Severance Period, Employee may elect to continue COBRA coverage for the remainder of the COBRA continuation period, if any, provided that Employee shall no longer be entitled to any further Medical Continuation Payments.

Any participation in the Company’s medical, prescription, dental and vision insurance coverage following Employee’s termination of employment shall be subject to all changes to the Company’s medical, prescription, dental and vision insurance program following Employee’s termination of employment, including, but not limited to, any increases in the employee premium amounts payable by the employees and Employee.

Employee must submit or arrange for the submission of all reimbursement requests no later than 180 days following the date such expenses are incurred, and the Company shall arrange for reimbursement of all such allowable expenses no later than the end of Employee’s taxable year following the taxable year in which such expenses are incurred.

(d) Employee’s group life and disability insurance shall cease on his termination date. In lieu of continuation of Employee’s executive life insurance benefits, the Company shall pay to Employee, together with the severance payment paid under Section 2(a) above, $16,412.00, representing the annual premium payment of $8,206.00 due on each of April 5, 2013 and April 5, 2014 with respect to Employee’s Met Life policy (#ML990450024—Initial Insured Amount $500,000). Employee shall be responsible for payment of all applicable payroll taxes with respect to premium reimbursements paid to him by the Company. Employee may elect to continue his executive life insurance benefits at his own expense, and, to the extent necessary or desirable, the Company will cooperate with and assist Employee in transferring any applicable policy or policies to Employee’s name and changing the address to which statements are mailed.

(e) If Employee requests, the Company shall transfer to Employee, and Employee shall acquire, ownership of his cellular telephone/iPhone and computer equipment effective as of the date of this Agreement. Employee shall be charged with additional income equal to the value of the equipment acquired.

(f) All payments and benefits under this paragraph 2 are subject to and contingent upon Employee’s continued compliance with the terms of this Agreement, including, without limitation, paragraphs 3, 5, 8 and 9 below. If Employee violates any of the terms of this Agreement, the Company is entitled to immediately terminate all payments under this Agreement and to recover all previously made payments under this Agreement, in addition to any and all other remedies available to it.

3. Waiver and Release of Claims. (a) As used in this Agreement, the term “claims” includes all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) Employee hereby waives and releases any and all claims and potential claims, known and unknown, Employee has against the Company, parent companies, related corporations, subsidiaries or affiliates, or their officers, directors, employees or agents, relating to or arising out of, Employee’s employment with the Company and the termination of Employee’s employment, including, without limitation, claims as to tax consequences to Employee of any payments made to Employee by the Company. This waiver and release applies to all claims relating to Employee’s employment, including, but not limited to, claims arising under the New York State Executive Law or the New York City Civil Rights Law, any statutory, contract or tort claims and any claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 or the Fair Labor Standards Act. In addition, Employee waives any right to initiate or otherwise voluntarily participate in any shareholders’ derivative action with respect to the Company and its majority-owned subsidiaries by reason of any act or omission that occurred prior to the end of the Severance Period, including without limitation, being named plaintiff in or causing to be filed on Employee’s behalf or as a class action any such derivative action; provided, however, Employee may file a claim and receive a share of any proceeds as a member of a class in any shareholders’ derivative class action initiated by any other person.

(c) Employee acknowledges and agrees that as of the Effective Date, Employee has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d) Employee specifically releases all claims relating to Employee’s employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e) Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, Employee is not releasing any claims relating to any indemnification rights Employee may have as a former officer, director or employee of the Company or its subsidiaries in accordance with the Company’s or such subsidiary’s bylaws, as the case may be, or under his Indemnification Agreement with the Company dated November 21, 2005.

(f) This waiver and release does not apply to any claim that Employee may have under the Employee Retirement Income Security Act of 1974, as amended, including, but not limited to, claims relating to the Company’s 401(k) plan or pension plan, or to any claim Employee may have for unemployment benefits or workers’ compensation benefits.

(g) This waiver and release does not apply to any claims not covered herein that arise after the date this Agreement is executed by Employee and delivered to the Company, nor does this waiver and release limit Employee’s ability to enforce the terms of this Agreement.

(h) Pursuant to the Older Workers Benefit Protection Act, the Company discloses the information contained in Exhibit A.

4. Knowing and Voluntary Waiver. Employee expressly acknowledges and agrees that Employee:

(a) is able to read the language, and understand the meaning and effect, of this Agreement;

(b) has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms, and that Employee is not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) is specifically agreeing to the terms of the waiver and release contained in this Agreement because the Company has agreed to pay Employee the amounts set forth in the Severance Plan. The Company has agreed to provide such amounts because of Employee’s agreement, among others, to accept it in full settlement of all possible claims Employee might have or ever had, and because of Employee’s execution of this Agreement;

(d) understands that, by entering into this Agreement, Employee does not waive rights or claims under ADEA that may arise after the Effective Date;

(e) had or could have had forty-five (45) calendar days in which to review and consider this Agreement;

(f) was advised to consult with Employee’s attorney regarding the terms and effect of this Agreement; and

(g) has signed this Agreement knowingly and voluntarily.

5. No Suit. Employee represents that Employee has not filed or permitted to be filed against the Company or any related companies, individually or collectively, any complaints or lawsuits arising out of Employee’s employment, or any other matter arising on or prior to the date hereof.

6. Successors and Assigns. The provisions hereof shall inure to the benefit of, and shall be binding upon, Employee’s heirs, executors, administrators, legal personal representatives and assigns.

7. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

8. Non-Disparagement. Employee agrees to refrain from making any disparaging, negative or uncomplimentary statements regarding the Company, any related companies and/or any officers, employees or other service providers of the Company or related companies.

9. Non-Disclosure. Employee shall not disclose the nature or terms of this Agreement or the negotiations that led to this Agreement to any person or entity, other than Employee’s spouse, tax advisors and legal counsel, without the written consent of the Company, unless required to do so by law. In addition, Employee will not make use of or disclose in any way, confidential, proprietary or trade secret information belonging to the Company or its affiliated or related companies, unless and until any such confidential information shall have become public knowledge without breach of this Agreement or such proprietary or trade secret information shall no longer be proprietary or considered a trade secret.

10. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Employee or the Company.

11. Taxes on Severance and Other Payments. All severance and other payments paid by the Company to Employee pursuant to this Agreement, including without limitation, severance benefits and Medical Continuation Payments, are considered taxable income, and all appropriate federal, state, and local taxes will be withheld from such payments.

12. Entire Agreement. This Agreement and the Severance Plan together constitute the entire understanding and agreement of the parties hereto regarding the termination of Employee’s employment. This Agreement and the Severance Plan supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Severance Plan.

13. Governing Law. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL COURT IN THE STATE OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK. BY EXECUTION OF THE RELEASE, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THE RELEASE. EACH PARTY TO THIS RELEASE ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Dated: March 15, 2013	/s/ Avi Katz Avi Katz President, General Counsel and Secretary Loral Space & Communications Inc.
Dated: March 15, 2013	/s/ Harvey B. Rein Harvey B. Rein